UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2016 (May 24, 2016)

SIRIUS XM HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	38-3916511
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 24, 2016, we entered into a new employment agreement (the “Employment Agreement”) with Scott A. Greenstein to continue to serve as our President and Chief Content Officer through May 24, 2019. The Employment Agreement provides for a base salary of $1,500,000 and an opportunity to earn a target annual bonus equal to 150% of his base salary. The Employment Agreement is generally consistent with Mr. Greenstein’s existing employment agreement.

The Employment Agreement also provides, in the case of certain qualifying terminations, for continuation of health and life insurance benefits for eighteen months and for a lump sum severance payment in an amount equal to one and one-half times the sum of (i) Mr. Greenstein’s annual base salary plus (ii) the greater of $2,250,000 or the last annual bonus paid (or due and payable) to him. Our obligation to pay the severance is subject to Mr. Greenstein’s execution of a release of claims against us.

Pursuant to the Employment Agreement, Mr. Greenstein also agreed to abide by certain confidentiality obligations and, for a period of twelve months following the termination of his employment, to refrain from certain competitive activities and from soliciting our customers or employees.

In connection with the execution of the Employment Agreement, on May 24, 2016, we granted Mr. Greenstein an option to purchase 10,805,602 shares of our common stock at an exercise price equal to $3.96, the closing sale price of our common stock on the Nasdaq Global Select Market on that day (the “Option”). On May 24, 2016, we also granted Mr. Greenstein 1,452,020 restricted stock units (the “RSUs”). The Option and the RSUs will vest in three approximately equal annual installments on May 24, 2017, May 24, 2018 and May 24, 2019, subject in each case to earlier acceleration or termination under certain circumstances.

The foregoing description is qualified in its entirety by the Employment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description of Exhibit

10.1	Employment Agreement, dated May 24, 2016, between Sirius XM Radio Inc. and Scott A. Greenstein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary

Dated: May 26, 2016

EXHIBITS

Exhibit Number	Description of Exhibit

10.1	Employment Agreement, dated May 24, 2016, between Sirius XM Radio Inc. and Scott A. Greenstein